U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

        ATIEH                        Michael               G.
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   (Last)                           (First)             (Middle)
        c/o Dendrite International, Inc.
        1200 Mt. Kemble Avenue
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                                    (Street)

        Morristown                      NJ              07960
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

        ACE Limited (NYSE:ACE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

        July 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                     2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                   Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                    Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
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Ordinary Shares                      1/14/2002      A(1)     V      33.906       A     (1)
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Ordinary Shares                      4/12/2002      A(1)     V      27.797       A     (1)
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Ordinary Shares                      5/17/2002      A(2)     V       1,049       A     (2)      15,604.737      D
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Ordinary Shares                      7/31/2002        P              1,000       A     $31.50      1,000        I         By Wife
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                    (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
                   2.                                                                                    Deriv-    of
                   Conver-                    5.                              7.                         ative     Deriv-   11.
                   sion                       Number of                       Title and Amount           Secur-    ative    Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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Options to         $33.39   5/16/2002 A(3)V    4,000        (3)      5/16/2012 Ordinary 4,000   (3)      10,000     D
Acquire                                                                        Shares
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Explanation of Responses:
(1)  Represents share units credited to the reporting person's deferred stock account pursuant to the dividend reinvestment provisions of the ACE Limited 1995 Outside Directors Plan (the "Plan"), which meets the requirements of Rule 16b-3.

(2)  Represents Ordinary Shares granted as a director retainer award pursuant to the Plan.  Reporting person has elected to defer the receipt of such Ordinary Shares in accordance with the terms of the Plan.

(3)  Option awards pursuant to the Plan.  Vesting schedule: 1/3 on the date immediately prior to each of the next three annual
     ACE Limited shareholder meetings.

Signed for Michael G. Atieh pursuant to
a power of attorney on file with the
Securities and Exchange Commission



  /s/ K. P. White                                              8/12/02
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     **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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